Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2010, on the financial statements and internal control over financial reporting which appears on page 42 of the Annual Report on Form 10-K of AspenBio Pharma, Inc. for the year ended December 31, 2009.

/s/ GHP Horwath, P.C.

Denver, Colorado
March 31, 2010